Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James D. Pawlak	Lynne Franklin
Vice President, Chief Financial Officer	Wordsmith
847-439-2210	847-729-5716

Material Sciences Continues to Improve Profitability

for Third Quarter, Nine Months

•	Company Delivers Highest Third Quarter Net Income Performance in Five Years

•	Third Quarter Earnings Increase on Improved Product Mix

•	Continued Improvement in Gross Profit and SG&A Spending Drives Results for both Three- and Nine-month Periods

•	Higher Income Leads to Strong Operational Cash Flows; Cash Levels at $35.9 million

ELK GROVE VILLAGE, IL, January 14, 2011—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported its third-consecutive profitable quarter and increasing net income for its nine months ended November 30, 2010.

Net sales for the latest three months were off 23.0 percent, primarily due to the sale of certain coil coating assets earlier in the year, to $30.1 million from $39.1 million a year ago. However, net income was $1.7 million, or 13 cents per common share, compared with a net loss of $2.0 million, equal to 15 cents per common share, in last year’s third quarter.

Growth Strategies Continue to Improve Performance

“We ended the quarter and nine-month period with our best net income performance in five years,” said Clifford D. Nastas, chief executive officer. “Third quarter results were buoyed by good markets for our products, but the bulk of the improvements came from following our strategies for growth. We maintained the operating leverage built over the last two years by ensuring the size of our company matched its growth opportunities. This, combined with progress made on our operational excellence initiatives, was a significant contributor to our increased gross profit and reduced spending. We continued to benefit from our investments in Europe and Asia, which is reflected by a 14 percent increase in non-domestic sales over last year’s nine months. Customer response and acceptance of our innovative technologies—such as ElectroBrite®, ViviColor®, Quiet Steel® and rubber coated metal—remained strong as we enjoyed new wins during the quarter. And while divesting non-strategic operations reduced our sales, it enables management to better focus on its execution of our growth strategies, as well as expanding the amount of cash we have to invest in higher value segments to provide even greater growth moving forward.”

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Material Sciences Continues to Improve Profitability for Third Quarter, Nine Months

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Gross Margin, Earnings Improve Despite Lower Third Quarter Sales

Sales of acoustical materials—most often to automotive manufacturers—were $17.7 million compared with $19.8 million for last year’s third quarter, off 10.4 percent. This reflected decreased Quiet Steel shipments to one automotive customer, partially offset by higher body panel laminate sales to another, and a new Quiet Steel application in the appliance market.

Revenues for coated materials—primarily used in the automotive industry—at $12.4 million decreased 35.9 percent from $19.4 million for the year-ago quarter. The difference was largely due to the April 2010 coil coating asset sale, which resulted in a $6.9 million revenue reduction for the latest three months. However, this was partially offset by greater demand for electrogalvanized and gasket products.

Gross profit saw a 57.4 percent increase in the quarter, to $6.8 million from $4.3 million in the prior-year period. As a result, the gross profit margin reached 22.5 percent compared with 11.0 percent in last year’s third quarter. The $2.5 million rise came largely from improvements in quality and higher secondary scrap sales, as well as higher margin products.

Selling, general and administrative expenses (SG&A) were 17.2 percent lower in the most recent three months, at $5.6 million compared with $6.8 million. As a percentage of sales, SG&A in the latest quarter was 18.5 percent in contrast to 17.3 percent for the same period last year, reflecting the lower level of sales. The $1.2 million reduction came from lower salary and people-related costs (from restructurings in fiscal 2010 and 2011), and a decrease in professional fees.

Income from operations was $1.2 million in contrast to a loss of $2.4 million in the third quarter last year. Total other income in the latest quarter doubled to $0.4 million from $0.2 million, due to rental income received from the lease of the Elk Gove Village plant in conjunction with the coil coating asset sale. The provision for income taxes was a $0.1 million benefit for the three months versus a $0.2 million benefit in the year-ago period. Net income was $1.7 million, or 13 cents per common share, an improvement from the net loss of $2.0 million, equal to 15 cents per common share, in last year’s third quarter.

Higher Sales, Gross Margin, Profits for Nine Months

For the first nine months of fiscal 2011, net sales rose 3.6 percent to $105.7 million from $102.1 million. This reflected a 17.4 percent increase in acoustical materials sales, which more than offset the 9.2 percent reduction in coated materials sales, primarily due to a $14.9 million decrease in revenues because of the April 2010 asset sale. Gross profit was $22.9 million or 21.6 percent of sales, compared with $9.8 million or 9.6 percent of sales in for the first nine months of last year. SG&A of $15.8 million in the latest period was 21.6 percent lower than the $20.2 million in the prior year, for a decrease of $4.4 million. Income from operations was $8.8 million, improved from a $10.4 million loss for the prior-year’s nine months. Total other income for the most recent period was $1.1 million in contrast to $0.6 million for the same period last year. Net income was $9.7 million, or 75 cents per common share, compared with a loss of $9.7 million, equal to 74 cents per common share, for last year’s nine months. A number of items related to the coil coating asset sale affected net income in the first nine months of fiscal 2011. These included a gain on the sale of assets of $6.6 million, real property impairment expense of $3.7 million, restructuring expense for severance of $1.1 million and a one-time facility shutdown- related cost of $1.0 million.

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Material Sciences Continues to Improve Profitability for Third Quarter, Nine Months

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Earnings before interest, taxes, depreciation and amortization (EBITDA) for year-to-date fiscal 2011 reached $14.1 million. This included net income of $9.7 million; plus provision for taxes of $0.2 million; less interest income of $0.06 million; plus depreciation of $4.3 million.

Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences’ historical results. However, it should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows for measuring liquidity.

Strong Financial Condition

Net cash provided by operating activities for the most recent nine months was $8.6 million compared with $4.5 million in the same period last year. The increase was primarily due to higher net income, partially offset by a lower improvement in inventory levels when compared with the prior year, and other working capital changes. Material Sciences generated $14.4 million of net cash from investing activities, reflecting the sale of coil coating assets at Middletown, Ohio, and Elk Grove Village, Illinois, and the collection of a note receivable before its scheduled payment date. Capital improvements for the first nine months of fiscal 2011 were $1.4 million versus $0.8 million in the prior-year period.

Due to amendments and actuarial changes to its retiree health care plan, the company lowered that long-term liability by $2.4 million at the end of the third quarter.

Conference Call

Material Sciences will host a conference call to share the results of its third quarter fiscal 2011 results today at 9:00 a.m. Central Time. CEO Clifford D. Nastas and James D. Pawlak, vice president and chief financial officer, will discuss the company’s financial performance and answer questions from the financial community.

Interested investors are invited to listen to the presentation, which will be carried live on the company’s website: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the website several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

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This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions readers that the following factors could cause its actual outcomes and results to differ materially from those stated or implied here: changes in the business environment—including the transportation, building and construction, electronics and durable goods industries; competitive factors—including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in its industries; shifts in the supply model for its products; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the company’s ability to utilize net operating loss carry-forwards; and other factors, risks and uncertainties identified in Part I, Item 1A of the company’s Annual Report on Form 10-K for the year ended February 28, 2010, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended November 30,		Nine Months Ended November 30,

(In thousands, except per share data)	2010	2009	2010	2009

Net Sales	$30,120	$39,126	$105,708	$102,069
Cost of Sales	23,335	34,814	82,851	92,267

Gross Profit	6,785	4,312	22,857	9,802
Selling, General and Administrative Expenses	5,587	6,750	15,841	20,199
Asset Impairment Charges	—	—	3,720	—
Gain on Sale of Assets	—	—	(6,639)	—
Restructuring	—	—	1,145	—

Income (Loss) from Operations	1,198	(2,438)	8,790	(10,397)

Other Income, Net:
Interest Income, Net	19	41	60	184
Equity in Results of Joint Venture	119	122	327	288
Other, Net	300	56	691	142

Total Other Income, Net	438	219	1,078	614

Income (Loss) from Operations Before
Provision (Benefit) for Income Taxes	1,636	(2,219)	9,868	(9,783)
Provision (Benefit) for Income Taxes	(73)	(236)	215	(120)

Net Income (Loss)	$1,709	$(1,983)	$9,653	$(9,663)

Basic Net Income (Loss) Per Share	$0.13	$(0.15)	$0.75	$(0.74)

Diluted Net Income (Loss) Per Share	$0.13	$(0.15)	$0.74	$(0.74)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	12,909	12,904	12,907	13,092
Dilutive Shares	89	—	51	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	12,998	12,904	12,958	13,092

Outstanding Common Stock Options Having No Dilutive Effect	257	459	260	459

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	November 30, 2010	February 28, 2010

Assets:
Current Assets:
Cash and Cash Equivalents	$35,917	$12,866
Receivables, Less Reserves of $485 and $716, Respectively	18,273	22,399
Income Taxes Receivable	177	604
Prepaid Expenses	686	484
Inventories	18,549	19,862
Assets Held for Sale	—	2,916

Total Current Assets	73,602	59,131

Property, Plant and Equipment	117,472	171,993
Accumulated Depreciation	(87,538)	(130,855)

Net Property, Plant and Equipment	29,934	41,138

Other Assets:
Investment in Joint Venture	3,701	3,127
Other	156	654

Total Other Assets	3,857	3,781

Total Assets	$107,393	$104,050

Liabilities:
Current Liabilities:
Accounts Payable	$12,899	$16,935
Accrued Payroll Related Expenses	2,710	4,232
Accrued Expenses	6,519	6,391

Total Current Liabilities	22,128	27,558

Long-Term Liabilities:
Pension and Postretirement Liabilities	7,574	10,775
Other	2,612	3,037

Total Long-Term Liabilities	10,186	13,812

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	79,966	79,784
Treasury Stock at Cost	(56,774)	(56,774)
Retained Earnings	53,193	43,541
Accumulated Other Comprehensive Income	(1,686)	(4,251)

Total Shareowners’ Equity	75,079	62,680

Total Liabilities and Shareowners’ Equity	$107,393	$104,050

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Nine Months Ended November 30,

(In thousands)	2010	2009

Cash Flows From:
Operating Activities:
Net Income (Loss)	$9,653	$(9,663)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Gain on Sale of Fixed Assets	(6,639)	—
Non-Cash Loss on Impairment of Fixed Assets	3,720	—
Depreciation, Amortization and Accretion	4,339	6,478
Compensatory Effect of Stock Plans	167	154
Loss on Derivative Instruments	—	38
Other, Net	(583)	(290)
Changes in Assets and Liabilities:
Receivables	2,333	(7,695)
Income Taxes Receivable	427	1,408
Prepaid Expenses	(203)	(287)
Inventories	1,244	5,744
Accounts Payable	(3,731)	9,701
Accrued Expenses	(1,307)	(1,429)
Other, Net	(812)	322

Net Cash Provided by Operating Activities	8,608	4,481

Investing Activities:
Capital Expenditures	(1,374)	(831)
Proceeds from Sale of Assets	14,089	—
Proceeds from Note Receivable	1,732	944

Net Cash Provided by Investing Activities	14,447	113

Financing Activities:
Purchases of Treasury Stock	—	(628)
Issuance of Common Stock	15	3

Net Cash Used in Financing Activities	15	(625)

Effect of Exchange Rate Changes on Cash	(19)	116

Net Increase in Cash	23,051	4,085
Cash and Cash Equivalents at Beginning of Period	12,866	10,664

Cash and Cash Equivalents at End of Period	$35,917	$14,749

Non-Cash Investing and Financing Transactions:
Capital Expenditures in Accounts Payable at End of Period	$243	$187
Reduction of Note Receivable and Warranty Reserve	$—	$1,862

Supplemental Cash Flow Disclosures:
Interest Paid	$27	$37
Income Taxes Paid	$162	$420
Income Taxes Refunded	$(303)	$(1,902)